Exhibit 10.33

Amendment to the 2005 Non-Employee Directors’ Share Option Plan (the “Plan”)

Approved by the Board of Directors on April 18, 2007

1.	Section 4(a) of the Plan is hereby amended to read in its entirety as follows:

“(a)    Subject to adjustment as provided in Section 8, the maximum number of the Company’s Common Shares par value $0.001 per share (“Common Shares”), which may be issued under the Plan shall be (x) an aggregate of 250,000 shares, consisting of (i) 160,000 Common Shares reserved for issuance under the Company’s Amended and Restated 2000-2002 Share Incentive Plan immediately prior to the closing of the Company’s initial public offering and (ii) an additional 90,000 Common Shares.”